Francesca’s Holdings Corporation Appoints
Patricia A. Bender to Board of Directors

Houston, TX – September 28, 2011 – Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced that Patricia A. Bender has been appointed to the Board of Directors effective October 1, 2011. The election of Ms. Bender increases the number of Board members to eight and the number of independent directors to three.

Patricia A. Bender, serves as Executive Vice President and Director of Leasing at Weingarten Realty, one of the top ten Real Estate Investment Trusts (REITs), since 2005.  Ms. Bender has served in various other managerial positions at Weingarten Realty since 1982. Prior to joining Weingarten Realty, Ms. Bender was as a Senior Fashion Buyer at Foley’s.

Ms. Bender is a member of the Board of Directors of Uptown Houston and Vice President of National Charity League, Houston Hearts Chapter. She earned her Master of Business Administration (MBA) from St. Thomas, Houston, TX.

Greg Brenneman, Chairman of the Board, commented, “We are pleased to add Patty to the Francesca's Board. She brings a tremendous amount of commercial real estate expertise and a strong perspective on successful growth of specialty retail concepts to our board.”
About Francesca’s Holdings Corporation.
Francesca’s Holdings Corporation operates boutiques under the trade name francesca’s collections™. These boutiques are designed and merchandised to feel like independently owned, upscale boutiques and provide customers with an inviting, intimate and differentiated shopping experience. The assortment is made up of a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. francesca’s collections™ appeals to the 18-35 year-old, fashion conscious, female customer, although finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. The boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

CONTACT:
Francesca’s Collections ICR, Inc. Jean Fontana/Joseph Teklits 203-682-8200 jean.fontana@icrinc.com